As filed with the Securities and Exchange Commission on December 23, 2008

Registration No. 333-152813

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1
TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHARMACOPEIA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0418085
(State of Incorporation or Organization)	(IRS Employer Identification No.)

P.O. Box 5350 Princeton, New Jersey	08543-5350
(Address of Principal Executive Offices)	(Zip Code)

PHARMACOPEIA, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Stephen C. Costalas, Esq.
Executive Vice President, Corporate Development, General Counsel and Secretary
Pharmacopeia, Inc.
P.O. Box 5350
Princeton, New Jersey 08543-5350
(609) 452-3600

(Name, address including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Ella DeTrizio, Esq.
Dechert LLP
Suite 500, 902 Carnegie Center
Princeton, New Jersey 08540-6531
(609) 955-3211

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Pharmacopeia, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to withdraw and remove from registration any and all unissued and unsold shares of its common stock, par value $0.01 per share (the “Unsold Securities”), issuable by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 6, 2008 (No. 333-152813) (the “Registration Statement”) in connection with the Registrant’s Amended and Restated 2004 Stock Incentive Plan (the “Plan”). The Registrant has terminated the offering of shares under the Plan.

On December 23, 2008, the Registrant’s stockholders approved, at a special meeting of stockholders, an Agreement and Plan of Merger, dated as of September 24, 2008 (the “Merger Agreement”), by and among the Registrant, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Ligand”), Margaux Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Ligand (“Margaux”), and Latour Acquisition, LLC, a Delaware corporation and wholly-owned subsidiary of Ligand (“Latour”), and the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, on December 23, 2008, Margaux was merged with and into the Registrant (“Merger 1”), immediately followed by the merger of the Registrant, the surviving corporation of Merger 1, with and into Latour (“Merger 2”), with Latour continuing after Merger 2 as the surviving entity.

At the effective time of Merger 1, each share of the Registrant’s common stock, par value $0.01 per share, issued and outstanding immediately prior to Merger 1 (other than shares with respect to which appraisal rights were properly exercised under Delaware law) was cancelled and converted into the right to receive (i) 0.5985 shares of common stock, par value $0.001 per share, of Ligand, and (ii) $0.31 in cash, without interest and less any required withholding taxes. These values exclude a potential for approximately $0.50 per share related to contingent value rights (“CVRs”) received by each holder of the Registrant’s common stock at the effective time of Merger 1. The CVRs provide each such stockholder the right to receive a proportionate share of an aggregate of $15 million if Ligand enters into a license, sale, development, marketing or option agreement with respect to any product candidate from the Registrant’s dual angiotensin and endothelin receptor antagonist program, of which the lead clinical product candidate is PS433540 (other than any agreement with Bristol-Myers Squibb Company or any of its affiliates), on or prior to December 31, 2011.

As a result of Merger 1, the Registrant terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any Unsold Securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all Unsold Securities registered but unsold under the Registration Statement.

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SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Cranbury, State of New Jersey, on this 23rd day of December, 2008.

PHARMACOPEIA, INC.

By	/s/ JOSEPH A. MOLLICA, PH.D.
Joseph A. Mollica, Ph.D.
Chairman of the Board and Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH A. MOLLICA, PH.D.	Chairman of the Board and Interim President and Chief Executive Officer (Principal Executive Officer)	December 23, 2008
Joseph A. Mollica, Ph.D.

/s/ BRIAN M. POSNER	Executive Vice President, Chief Financial Officer and Treasurer (Principal Accounting Officer and Principal Financial Officer)	December 23, 2008
Brian M. Posner

/s/ CAROL A. AMMON	Director	December 23, 2008
Carol A. Ammon

/s/ FRANK BALDINO, JR., PH.D.	Director	December 23, 2008
Frank Baldino, Jr., Ph.D.

/s/ PAUL A. BARTLETT, PH.D.	Director	December 23, 2008
Paul A. Bartlett, Ph.D.

/s/ STEVEN J. BURAKOFF, M.D.	Director	December 23, 2008
Steven J. Burakoff, M.D.

/s/ DENNIS H. LANGER, J.D., M.D.	Director	December 23, 2008
Dennis H. Langer, J.D., M.D.

/s/ BRUCE A. PEACOCK	Director	December 23, 2008
Bruce A. Peacock

/s/ MARTIN H. SOETERS	Director	December 23, 2008
Martin H. Soeters

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